PRESS RELEASE	Contact: Richard Smith
FOR IMMEDIATE RELEASE	President & CEO
(530) 898-0300
TRICO BANCSHARES ANNOUNCES APPOINTMENT TO ITS BOARD OF DIRECTORS

Chico, CA – (January 21, 2022) – TriCo Bancshares (the “Company”) (NASDAQ: TCBK) announced the appointment of Jon Nakamura to the Board of Directors of the Company (“Board”) and of its wholly-owned subsidiary Tri Counties Bank (the “Bank”), effective December 31, 2021. Mr. Nakamura was Director and Assistant General Counsel with MUFG Americas Holdings Corporation and MUFG Union Bank, N.A. until his retirement on January 20, 2022. He had worked at MUFG since 2005. A licensed attorney with emphasis in bank regulation, risk management and compliance, Mr. Nakamura is expected to stand for election at the Company’s 2022 Annual Meeting of Shareholders.

“We are pleased to welcome Jon to TriCo,” said Richard Smith, the Company’s Chairman, President and CEO. “His depth of knowledge and years of experience in the banking industry complements the Board’s breadth and talent and will be extremely valuable to the Board as we continue to grow our organization. Jon’s deep roots in the San Francisco Bay Area, including Santa Clara County, will provide us with added insight into a number of our important growth markets.”

The appointment expands the Board to 13 members. The Board of Directors regularly evaluates its composition to ensure the appropriate skill, experience and perspective necessary to drive change and growth for all the Company’s stakeholders.

About TriCo Bancshares

Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout Northern and Central California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATM, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.